Exhibit 99.1

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Tom Kaczynski
330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports First Quarter Results, Reaffirms Targets

•	Record first quarter Segment Operating Income of $373 million, up 24%

•	Record North America first quarter earnings of $156 million, up 23%

•	Europe, Middle East and Africa earnings of $110 million, up $79 million

•	Venezuelan foreign currency charge drives Net Loss

•	Company begins share repurchase program, buys 850,000 shares in first quarter

•	Company reaffirms 2014-2016 financial targets

AKRON, Ohio, April 29, 2014 – The Goodyear Tire & Rubber Company today reported higher Segment Operating Income for the first quarter of 2014 compared to the year-ago quarter.

“Our Segment Operating Income growth demonstrates our strategy is working and continues to deliver sustainable results. Despite the Venezuelan charge in the quarter, our operating results remained strong and in line with our expectations and we are reaffirming our 2014-2016 financial targets,” said Richard J. Kramer, chairman and chief executive officer.

“We delivered solid performance in our developed markets, led by North America, which reported a 23 percent increase in earnings. Growth in North America and Europe offset headwinds in emerging markets where we continue to navigate foreign currency and economic challenges,” he said.

Goodyear’s first quarter 2014 sales were $4.5 billion, compared to $4.9 billion a year ago. First quarter 2014 sales reflect $202 million in lower sales in other tire related businesses, most notably third party chemical sales in North America; $126 million in unfavorable foreign currency translation; and $98 million in lower price/mix, principally due to lower raw material costs, partially offset by $44 million in higher tire unit volumes.

Tire unit volumes totaled 40 million, up 1 percent from 2013. Original equipment unit volume was down 2 percent. Replacement tire shipments were up 3 percent.

“We remain confident in our full-year expectation of 2 percent to 3 percent year-over-year volume growth, despite the negative impact of severe January winter weather in North America and labor and economic disruptions in Venezuela during the quarter,” Kramer said.

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Goodyear’s first quarter 2014 Net Loss Available to Common Shareholders was $58 million (23 cents per share), driven by a $132 million after-tax foreign currency exchange charge in Venezuela. Goodyear Net Income Available to Common Shareholders in the 2013 first quarter was $26 million (10 cents per share). All per share amounts are presented on a fully diluted GAAP basis.

The company reported record Segment Operating Income of $373 million in the first quarter of 2014. This was up 24 percent from the year-ago quarter, reflecting $111 million in cost savings that more than offset inflation of $75 million, lower unabsorbed overhead of $48 million due to higher production levels and favorable price/mix net of raw materials of $17 million (excluding raw material cost savings). These were partially offset by $22 million of increased SAG expense and $16 million in unfavorable foreign currency translation.

Consistent with historical seasonal trends, the company used cash in the first quarter. This use of cash was due to the normal timing of collections in Europe as well as higher inventory levels in North America to support sales growth in the second quarter. As a result, Free Cash Flow from Operations was a use of $513 million for the first quarter of 2014.

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income; Free Cash Flow from Operations; and Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items and the April 1, 2014 conversion of the company’s mandatory convertible preferred stock.

First Quarter Business Segment Results

North America

	First Quarter
(in millions)	2014	2013
Tire Units	14.6	14.8
Sales	$1,879	$2,166
Operating Income	$156	$127
Operating Margin	8.3%	5.9%

North America’s first quarter 2014 sales decreased 13 percent from last year to $1.9 billion. Sales reflect a 1 percent decrease in tire unit volume, mainly related to adverse winter weather conditions; lower price/mix; and a $201 million decline in sales in other tire-related businesses, most notably third-party chemical sales. Original equipment unit volume was down 5 percent. Replacement tire volume remained flat.

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First quarter Operating Income of $156 million was a 23 percent improvement over the prior year and a first quarter record. Operating income was positively impacted by lower conversion costs of $47 million and favorable price/mix net of raw materials of $3 million. These were partially offset by $9 million in higher transportation costs, $5 million in increased SAG expenses and $4 million resulting from lower tire unit volume.

Europe, Middle East and Africa

	First Quarter
(in millions)	2014	2013
Tire Units	16.2	15.1
Sales	$1,676	$1,607
Operating Income	$110	$31
Operating Margin	6.6%	1.9%

Europe, Middle East and Africa’s first quarter sales increased 4 percent from last year to $1.7 billion. Sales reflect a 7 percent increase in tire unit volume and favorable foreign currency translation of $20 million, which were partially offset by lower price/mix. Original equipment unit volume was up 11 percent. Replacement tire shipments were up 6 percent.

First quarter Operating Income of $110 million was a $79 million improvement over the prior year. Favorable price/mix net of raw materials of $39 million, lower unabsorbed overhead of $35 million due to higher production levels and higher tire unit volumes of $19 million positively impacted Operating Income.

Latin America

	First Quarter
(in millions)	2014	2013
Tire Units	4.0	4.5
Sales	$422	$513
Operating Income	$42	$60
Operating Margin	10.0%	11.7%

Latin America’s first quarter sales decreased 18 percent from last year to $422 million. Sales reflect $93 million in unfavorable foreign currency translation and an 11 percent decrease in tire unit volume. Original equipment unit volume decreased 30 percent, due primarily to lower consumer vehicle production. Replacement tire shipments were down 2 percent, driven by lower volume in Venezuela.

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First quarter Operating Income of $42 million was down 30 percent from a year ago. Price/mix improvements of $20 million and lower raw material costs of $14 million benefited Operating Income. It was negatively impacted by lower tire volume of $14 million; increased SAG expense of $12 million; higher conversion costs of $12 million, due primarily to labor disruptions that reduced production levels in Venezuela; $8 million in unfavorable currency translation; and higher factory start-up costs of $4 million.

The company expects that the impact of changes in the foreign exchange rate used to remeasure its financial statements, government price and profit margin controls and labor issues in Venezuela will negatively impact full-year 2014 Segment Operating Income by $40 million to $60 million.

Asia Pacific

	First Quarter
(in millions)	2014	2013
Tire Units	5.2	5.1
Sales	$492	$567
Operating Income	$65	$84
Operating Margin	13.2%	14.8%

Asia Pacific’s first quarter sales decreased 13 percent from last year to $492 million. Sales reflect a 2 percent increase in tire unit volume, which was more than offset by reduced price/mix, $41 million in unfavorable foreign currency translation and $6 million in lower sales in other tire-related businesses. Original equipment unit volume remained flat. Replacement tire shipments were up 3 percent.

First quarter Operating Income of $65 million was down 23 percent from last year. Lower factory start-up costs of $11 million positively impacted Operating Income. It was offset by $8 million in unfavorable foreign currency translation; $7 million in higher SAG expense, $7 million in lower insurance recoveries and $2 million in unfavorable price/mix net of raw materials.

Outlook

The company reaffirmed its 2014-2016 financial targets, which include:

•	Segment Operating Income growth of between 10 percent and 15 percent per year,

•	Annual positive Free Cash Flow from Operations and,

•	An Adjusted Debt to EBITDAP ratio of 2.5x.

Additionally, the company continues to expect a 2 percent to 3 percent increase in unit volumes for 2014 over 2013.

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Common Stock Dividend

The company paid a quarterly dividend of 5 cents per share of common stock on March 3, 2014. Directors have declared a quarterly dividend of 5 cents per share payable June 2, 2014 to shareholders of record on May 1, 2014.

Common Stock Share Repurchase

As a part of its previously announced $100 million share repurchase program, the company repurchased 850,000 shares of its common stock at an average price of $27.12 per share during the first quarter. The repurchases are intended to offset the dilutive effect of new shares issued under equity compensation programs.

Preferred Stock Conversion

All outstanding shares of the company’s 5.875% mandatory convertible preferred stock were converted to shares of Goodyear common stock on April 1, 2014. Each share of preferred stock was converted into 2.7574 shares of common stock. The shares of preferred stock were previously included as eligible dilutive securities in the company’s calculation of diluted earnings per share. After conversion, the newly issued shares of common stock will be included in Goodyear’s basic and diluted earnings per share.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Laura K. Thompson, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either 800-895-1085 or 785-424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling 800-753-4606 or 402-220-2103. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 69,000 people and manufactures its products in 51 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2014	2013
NET SALES	$4,469	$4,853
Cost of Goods Sold	3,518	3,940
Selling, Administrative and General Expense	667	645
Rationalizations	41	7
Interest Expense	105	85
Other Expense	168	126

Income (Loss) before Income Taxes	(30)	50
United States and Foreign Taxes	8	19

Net Income (Loss)	(38)	31
Less: Minority Shareholders’ Net Income (Loss)	13	(2)

Goodyear Net Income (Loss)	(51)	33
Less: Preferred Stock Dividends	7	7

Goodyear Net Income (Loss) Available to Common Shareholders	$(58)	$26

Goodyear Net Income (Loss) Available to Common Shareholders - Per Share of Common Stock
Basic	$(0.23)	$0.10

Weighted Average Shares Outstanding	248	245
Diluted	$(0.23)	$0.10

Weighted Average Shares Outstanding	248	248
Cash Dividends Declared Per Common Share	$0.05	—

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)

	March 31, 2014	December 31, 2013
Assets:
Current Assets:
Cash and Cash Equivalents	$1,853	$2,996
Accounts Receivable, less Allowance - $98 ($99 in 2013)	2,913	2,435
Inventories:
Raw Materials	619	592
Work in Process	172	164
Finished Products	2,230	2,060

	3,021	2,816
Prepaid Expenses and Other Current Assets	419	397

Total Current Assets	8,206	8,644
Goodwill	668	668
Intangible Assets	137	138
Deferred Income Taxes	168	157
Other Assets	600	600
Property, Plant and Equipment less Accumulated Depreciation - $9,275 ($9,158 in 2013)	7,313	7,320

Total Assets	$17,092	$17,527

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,112	$3,097
Compensation and Benefits	727	758
Other Current Liabilities	1,119	1,083
Notes Payable and Overdrafts	26	14
Long Term Debt and Capital Leases due Within One Year	47	73

Total Current Liabilities	5,031	5,025
Long Term Debt and Capital Leases	7,047	6,162
Compensation and Benefits	1,376	2,673
Deferred and Other Noncurrent Income Taxes	257	256
Other Long Term Liabilities	944	966

Total Liabilities	14,655	15,082
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	600	577
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (10 million in 2013), liquidation preference $50 per share	500	500
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 248 million (248 million in 2013) after deducting 3 million treasury shares (3 million in 2013)	248	248
Capital Surplus	2,840	2,847
Retained Earnings	1,888	1,958
Accumulated Other Comprehensive Loss	(3,883)	(3,947)

Goodyear Shareholders’ Equity	1,593	1,606
Minority Shareholders’ Equity – Nonredeemable	244	262

Total Shareholders’ Equity	1,837	1,868

Total Liabilities and Shareholders’ Equity	$17,092	$17,527

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)

	Three Months Ended
	March 31,
	2014	2013
Cash Flows from Operating Activities:	$(38)	$31
Net Income (Loss)
Adjustments to Reconcile Net Income (Loss) to Cash Flows from Operating Activities:
Depreciation and Amortization	183	177
Amortization and Write-off of Debt Issuance Costs	6	5
Net Pension Curtailments and Settlements	39	—
Net Rationalization Charges	41	7
Rationalization Payments	(36)	(24)
Net Losses on Asset Sales	2	2
Pension Contributions and Direct Payments	(1,223)	(908)
Net Venezuela Currency Remeasurement Loss	157	115
Customer Prepayments and Government Grants	2	29
Insurance Proceeds	4	17
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(456)	(500)
Inventories	(214)	31
Accounts Payable - Trade	80	134
Compensation and Benefits	(44)	(23)
Other Current Liabilities	6	(4)
Other Assets and Liabilities	(52)	(26)

Total Cash Flows from Operating Activities	(1,543)	(937)
Cash Flows from Investing Activities:
Capital Expenditures	(229)	(271)
Asset Dispositions	2	5
Government Grants Received	1	4
Decrease (Increase) in Restricted Cash	4	(23)
Short Term Securities Acquired	(25)	(20)
Short Term Securities Redeemed	35	22
Other Transactions	1	—

Total Cash Flows from Investing Activities	(211)	(283)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	13	30
Short Term Debt and Overdrafts Paid	—	(24)
Long Term Debt Incurred	1,104	1,558
Long Term Debt Paid	(272)	(78)
Common Stock Issued	24	2
Common Stock Repurchased	(32)	—
Common Stock Dividends Paid	(12)	—
Preferred Stock Dividends Paid	(7)	(7)
Transactions with Minority Interests in Subsidiaries	(23)	(4)
Debt Related Costs and Other Transactions	—	(15)

Total Cash Flows from Financing Activities	795	1,462
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(184)	(137)

Net Change in Cash and Cash Equivalents	(1,143)	105
Cash and Cash Equivalents at Beginning of the Period	2,996	2,281

Cash and Cash Equivalents at End of the Period	$1,853	$2,386

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Non-GAAP Financial Measures

This earnings release presents Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income (Loss) and Adjusted Diluted Earnings Per Share (EPS) on a historical basis, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs) Segment Operating Income as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free Cash Flow from Operations is the company’s Cash Flow from Operations as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that Free Cash Flow from Operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

Adjusted Net Income (Loss) is the company’s Net Income (Loss) Available to Common Shareholders as determined in accordance with U.S. GAAP adjusted for certain significant items and adding back preferred stock dividends assuming the conversion of the related preferred stock. Adjusted Diluted EPS is the company’s Adjusted Net Income (Loss) divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP adjusted for the dilutive effect of mandatory convertible preferred stock, stock options and other securities not otherwise included in Weighted Average Shares Outstanding-Diluted under U.S. GAAP when the effect is anti-dilutive. Management believes that Adjusted Net Income (Loss) and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items. In particular, management believes that Adjusted Net Income (Loss) and Adjusted Diluted EPS are useful since all of the company’s shares of preferred stock were subject to mandatory conversion on April 1, 2014, which will significantly alter the number of shares of common stock outstanding in future periods. It should be noted that other companies may calculate similarly-titled measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures.

This earnings release also contains our targeted Total Segment Operating Income growth rate for 2014-2016 and our targeted ratio of Adjusted Debt to EBITDAP for 2016. Forward-looking Total Segment Operating Income and the ratio of Adjusted Debt to EBITDAP are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Adjusted Debt is the sum of our total debt and our global pension liability, each as determined in accordance with U.S. GAAP, and EBITDAP, as adjusted, represents Net Income (the most directly comparable GAAP financial measure) before interest expense, income tax expense, depreciation and amortization expense, net periodic pension cost, rationalization charges and other (income) and expense. We refer to the ratio of Adjusted Debt to EBITDAP because we believe it is widely used by investors as a means of evaluating a company’s leverage. It should be noted that other companies may calculate the components of this ratio differently; as a result, the ratio of Adjusted Debt to EBITDAP as presented herein may not be comparable to similarly-titled measures reported by other companies.

We are unable to present a quantitative reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, because management cannot reliably predict all of the necessary components of those GAAP financial measures without unreasonable effort. These components could be significant to the calculation of those GAAP financial measures in the future.

See the tables below for reconciliations of historical Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS to the most directly comparable GAAP measures.

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Total Segment Operating Income Reconciliation Table

	Three Months Ended
	March 31,
(In millions)	2014	2013
Segment Operating Income	$373	$302
Rationalizations	(41)	(7)
Interest Expense	(105)	(85)
Other Expense	(168)	(126)
Asset Write-offs and Accelerated Depreciation	(1)	(5)
Corporate Incentive Compensation Plans	(27)	(10)
Pension Curtailments/Settlements	(33)	—
Intercompany Profit Elimination	(13)	(3)
Retained Expenses of Divested Operations	(4)	(4)
Other	(11)	(12)

Net Income (Loss) before Income Taxes	($30)	$50

Free Cash Flow from Operations Reconciliation Table

	Three Months Ended March 31,
(In millions)	2014	2013
Net Income (Loss)	($38)	$31
Depreciation and Amortization	183	177
Working Capital (1)	(590)	(335)
Pension Expense (2)	50	76
Other (3)	111	46
Capital Expenditures	(229)	(271)

Free Cash Flow from Operations (non-GAAP)	$(513)	$(276)
Capital Expenditures	229	271
Pension Contributions and Direct Payments	(1,223)	(908)
Rationalization Payments	(36)	(24)

Cash Flow from Operating Activities (GAAP)	$(1,543)	$(937)

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Pension expense is the net periodic pension cost (before curtailments, settlements and termination benefits) as reported in the pension-related note in the Notes to Consolidated Financial Statements.
(3)	Other includes amortization and write-off of debt issuance costs, net pension curtailments and settlements, net rationalization charges, net losses (gains) on asset sales, net Venezuela currency remeasurement loss, customer prepayments and government grants, insurance proceeds, compensation and benefits less pension expense, other current liabilities, and other assets and liabilities.

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Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share Reconciliation Table

	Net Income (Loss)	Weighted Average
First Quarter 2014	After-tax and Minority Interest	Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
Goodyear Net Income (Loss) Available to Common Shareholders	$(58)	248	(0.23)
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	30
Net Loss on Asset Sales	2
Net Venezuela Currency Remeasurement Loss	132
Pension Curtailments and Settlements	36
Charges for Labor Claims Related to a Closed Facility in Europe	7

	$207
Preferred Stock Dividends	7

As Adjusted	$156	281	0.56

	Net Income (Loss)	Weighted Average
First Quarter 2013	After-tax and Minority Interest	Shares Outstanding- Diluted	Diluted EPS
(in millions, except EPS)
Goodyear Net Income (Loss) Available to Common Shareholders	$26	248	0.10
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	9
Net Loss on Asset Sales	2
Net Venezuela Currency Remeasurement Loss	92
Net Gain from Tax Law Changes	(12)
Net Insurance Recoveries from 2011 Thailand Flood	(6)

	$85
Preferred Stock Dividends	7

As Adjusted	$118	281	0.42

Adjusted Net Income (Loss) represents Goodyear Net Income (Loss) Available to Common Shareholders adjusted for certain significant items and adding back preferred stock dividends assuming the conversion of the related preferred stock as discussed above. Diluted weighted average shares outstanding used to compute EPS in accordance with U.S. GAAP have been adjusted to include the impact of the conversion of preferred stock on April 1, 2014 (28 million equivalent shares at March 31, 2014 and 33 million equivalent shares at March 31, 2013) and the effect of dilutive stock options and other securities (5 million shares at March 31, 2014).